Zion Oil & Gas Newsletter

January 15, 2010

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Dear Shareholder and/or Friend of Zion...

There has been quite some discussion by our staff regarding Zion's weekly updates, as not every week contains 'news to report' on every part of our exploration license and permit areas.

The general feeling was that if there is nothing new to report then we should simply state that fact. There will be weeks with much to report and there will be weeks with little to nothing new to report.

Turning to the Book of Ecclesiastes (1:9-10), there is the well known comment:

What has been will be again, what has been done will be done again; there is nothing new under the sun.

Is there anything of which one can say, "Look! This is something new"? It was here already, long ago; it was here before our time.

So, I am not going to continually repeat information that has already been sent to you. Where there is 'no news to report this week', I will write just that. But you can be certain that we are doing our best to move Zion's exploration program forward... every day of every week.

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This past week, Zion's Founder and Chairman, John Brown, visited Israel together with Bill Ottaviani, a Petroleum Engineer who spent 25 years (1982 to 2007) working for Chevron Corporation in various countries and then two years (2007-2009) as Chief Operating Officer of Rex Energy, helping to build up Rex Energy in the USA. John Brown invited Bill Ottaviani to visit Israel as a prospective candidate for Zion's Board and to review our operations and help advise us regarding some of the recommendations currently under technical evaluation.

Also, this week, we were visited by a team from 'Halman-Aldubi Group' one of Israel's leading institutional Investment Management groups. Halman-Aldubi is the only company in Israel that deals with the management of provident funds on behalf of the public and is completely independent.

There was some Israeli Oil & Gas news released in Israel, this week. On Wednesday, January 13, 2010, the Jerusalem Post noted that Prime Minister Binyamin Netanyahu has ordered work to begin, this month, on a natural gas pipeline that will run from Dor Beach, south of Haifa, up to the oil refineries in Haifa. The significance of the Israeli government continuing to build the onshore natural gas pipeline infrastructure is that, in the event that we are successful in finding and producing commercial quantities of natural gas, the supply and distribution of that natural gas should be possible through the onshore pipeline system.

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Here is this week's operations update.

Drilling Operations at the Elijah #3 Well

The Elijah #3 site
L to R: Bill Ottaviani, Richard Rinberg (Zion's CEO), John Brown (Zion's Founder and Chairman), Eyal Shuker (Investment Manager at Halman-Aldubi), Sandra Green (Zion's CFO) and two analysts from Halman-Aldubi

The Elijah #3 well has been cased from the surface down to 6,706 feet (2,044 meters).

For the period from 'spudding' the well (that is 'beginning drilling operations') to December 31, 2009, we drilled to a depth of approximately 9,186 feet (2,800 meters), at an average rate of penetration of approximately 131 feet (40 meters) per day.

As of this morning, the Elijah #3 well has been drilled to a depth of approximately 10,938 feet (3,334 meters).

Both last week and this week, we have been drilling in the Asher Volcanic Complex, composed of tuffs, weathered basalts, non-weathered basalts, red shales and red and tan mudstones.

The Ma'anit-Rehoboth #2 Well

The Ma'anit-Rehoboth #2 Well Site, showing the well head

No additional news to report this week.

The Ma'anit-Rehoboth #2 well was drilled to a depth of 17,913 feet (5,460 meters). The well penetrated a number of geologic formations that have been preliminarily deemed to have hydrocarbon potential and we retrieved a small quantity of crude oil. We are awaiting analysis of that oil and are evaluating recommendations by our engineering staff regarding further testing and possible completion procedures.

The Issachar-Zebulun Permit Area

No additional news to report this week.

We have been reprocessing all of the existing seismic and are planning to acquire, in March 2010, approximately 30 kilometers of field seismic, in the permit area.

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Finally, I'll note that we have begun preliminary discussions with Aladdin Middle East Ltd regarding the drilling of an additional well, in order to progress and implement our multi-well program.

"In your good pleasure, make Zion prosper..."
Psalm 51:18

Thank you for your support of Zion, and

Shalom from Israel

Richard Rinberg

CEO of Zion Oil & Gas, Inc.

www.zionoil.com

FORWARD LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, geophysical and geological data and interpretation, anticipated attributes of geological strata being drilled, drilling efforts and locations, the presence or recoverability of hydrocarbons, timing and potential results thereof and plans contingent thereon and rights offering are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

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Contact Information

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More information about Zion is available at www.zionoil.com or by contacting Michael Williams at Zion Oil & Gas, Inc., 6510 Abrams Rd., Suite 300, Dallas, TX 75231; telephone 1-214-221-4610; email: dallas@zionoil.com

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